LICENSE AGREEMENT

         AGREEMENT, dated as of March 15, 1997, by and among JENNICOR, LLC, a New York limited liability company with its principal office located at 1230 Baptist Church Road, Yorktown Heights, New York 10598 ("Jennicor"), and Gemma Global, Inc., a Nevada corporation with its principal office at 12868 Via Latina, Del Mar, California 92014 (the "Licensee").

                                    PREAMBLE

         By an Agreement dated December 6, 1995, Jennicor became the holder of, and holds the exclusive right to use the name and likeness of Ms. Jennifer Puddefoot Gucci (The "Jennifer Gucci Name") and the name and likeness of Gemma Gucci (The "Gemma Gucci Name") in connection with the manufacture, marketing, sale and distribution of certain goods.

         Licensee Desires to Obtain from Jennicor the Right to Use the Gemma Gucci Name and Certain Trademarks in Connection with the Manufacture, Sale and Distribution of Certain Goods in the U.S. And Canada, and Jennicor desires to grant such right upon the terms and conditions set forth herein. Therefore, the parties agree as follows:

1. License and Grant.

         (a) Jennicor and the Licensee agree to develop one or more trademarks to designate the goods sold under the Gemma Gucci Name, which marks are to be owned by Jennicor (the "Jennicor Marks").

         (b) Jennicor hereby grants to the Licensee, upon the terms and subject to the conditions of this Agreement, the exclusive right to use the Gemma Gucci Name and the Jennicor Marks upon, and in connection with, the manufacture of ladies' shoes (collectively, the "Products") in the United States, its territories and possessions, and (collectively, the "Territory"), and the marketing, sale and distribution of the Products under such name and marks (i) for resale to mass market, middle tier stores and specialty stores, department stores in the Territory; and (ii) directly to consumers through direct response television programming and other electronic media, including but not limited to the Internet.

         (c) The Licensee shall manufacture and sell under the Gemma Gucci
Name and the Jennicor Marks using only those designs selected or approved by Jennicor. The Licensee shall not manufacture or sell products conforming to such designs except under the Gemma Gucci Name and the Jennicor Marks in accordance herewith, nor shall the Licensee manufacture or sell such products outside the Territory or use the Gemma Gucci Name or the Jennicor Marks in any manner outside the Territory.

         (d) Jennicor shall remain free, but shall not be required, to grant to other parties the right to use the Gemma Gucci Name and the Jennicor Marks:
(i) for any purpose within or outside the Territory other than the manufacture and sale of the Products; and (ii) upon and in connection with the manufacture and sale of the Products outside of the Territory.


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2. Designs

         (a) The Licensee and Jennicor shall work together in developing products for sale by the Licensee in the Territory; provided, however, that the final decision shall be made by Jennicor in all cases.

         (b) All rights in designs developed by the Licensee for use in conjunction with the Gemma Gucci Name and the Jennicor Marks and approved by Jennicor shall belong exclusively to Jennicor. The Licensee hereby assigns all such rights to Jennicor until termination.

         (c) The Licensee shall submit to Jennicor all proposed Product designs, sketches, color schemes, materials and the like for approval before any new Product is launched.

         (d) Before selling, marketing or distributing any new Product, the Licensee shall deliver to Jennicor for its inspection and approval, free of charge, two samples of each model or style of each new Product and tow fair samples of each type of label, ticket, packaging, advertising and promotional material, of the purpose of quality control and approval by Jennicor.

         (e) Jennicor shall not unreasonably disapprove of any samples. If Jennicor does disapprove of any sample, the Licensee shall not manufacture, advertise, promote, distribute or sell any disapproved Product until the Licensee makes such modification in the manufacturing process, methods of manufacture and materials and components used, as Jennicor shall reasonably request.

3. Product Identification.

         (a) The Licensee will use the Gemma Gucci Name and the Jennicor
Marks only in such manner a Jennicor may from time to time require or specifically approve, and only in conjunction with such legend, used in such manner, as Jennicor may require or specifically approve. All such approvals must be in writing and may be withheld by Jennicor in its discretion.

         (b) The Products and their packaging shall not bear any legend or any trademark, trade name, corporate or other name or designation of any kind other than the one required by Jennicor pursuant to Section 3 (a), except with the prior written approval of Jennicor.

         (c) The Licensee shall use only such labels, packages, stickers, catalogs, photographs and other materials as shall haven been approved, prior to such use, by Jennicor.

         (d) The Licensee shall have the right to use the Gemma Gucci Name and the Jennicor Marks solely for the sale of the Products in the markets described in Section 1(b) and for no other purpose. The Products shall be of high quality and designed, manufactured, promoted, advertised, marketed and sold in accordance with such high standards. The Licensee shall not use the trade or company name of Jennicor, LLC, except as specifically permitted pursuant hereto.

         (e) The Licensee shall use the Gemma Gucci Name and the


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Jennicor Marks only in connection with the Products produced from designs furnished by Jennicor or selected to approved by Jennicor. No articles made, in whole or in part, in accordance with any unique design aspect furnished by Jennicor or which the parties otherwise agree is unique to the Products shall be sold or distributed by the Licensee under any name, label, trademark, designation, or symbol other than Gemma Gucci Name or the Jennicor Marks.

         (f) All uses of the Gemma Gucci Name in advertising, or promotional material shall be accompanied by a disclaimer, prominently, displayed, unambiguously stating that Gemma Gucci is not affiliated or associated with Gucci America, Inc., Guccio Gucci SpA, Gucci shops, Inc., or " GUCCI" Products.

         (g) Any disclaimer described in Section 3(f) may be located on the reverse side of a hang tang only if prominently displayed.

4. Manufacture and Quality Control.

         (a) The Licensee, and riot Jennicor, shall - be solely responsible for the manufacture, production, marketing, sale and delivery of the Products. Jennicor shall not be liable or otherwise responsible for any problems encountered by the Licensee in manufacturing, producing, marketing or selling the Products.

         (b) The Licensee shall manufacture the Products for sale under the Gemma Gucci Name and the Jennicor Marks in strict accordance with designs, patterns, specifications, directions and high quality standards selected or approved by Jennicor Marks and any products not so manufactured.

5. Marketing and Sales.

         (a) The Licensee, will have lines of shoes ready for commercial sale under Gemma Gucci Name and the Jennicor Marks on or before 6 months from signing and will begin such commercial sale on or before such date.

         (b) The Licensee shall use its best efforts to sell, promote and develop the sale of the Products under the Gemma Gucci Name and the Jennicor Marks throughout the Territory.

         (c) In order to assist in the promotion of the Products, Jennicor shall arrange to have Gemma Gucci make a reasonable number of personal appearances from time to time at the request of the Licensee given in each case upon at least thirty days' prior notice. The Licensee will reimburse Gemma Gucci for first class travel for two individuals, hotel and incidental expenses relating to such appearances.

         (d) All advertising and promotional policies and other matters with respect to the sale of the Products including, but not limited to, content and layout of any advertisements or advertising campaigns, point of sale material and sales promotion and exhibition material, shall require Jennicor's prior written approval to the extent to which such policies and matters are under control of the Licensee. The Licensee shall submit to Jennicor for its inspection and approval, free of charge, specimens of all advertising, public relations and promotional


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

material proposed to be used for the Products. The Licensee shall also furnish to Jennicor, free of charge, specimens of all advertising, public relations and promotional material relating to the Products promptly following their first use or appearance.

         (e) The Licensee shall consult with Jennicor before distributing any Products without charge. No such distribution shall take place without the prior written approval of Jennicor.

6. Protection of the Jennifer Gucci Name and the Jennicor Marks.

         (a) The Licensee shall do nothing that, in the reasonable opinion of Jennicor, tends to discredit the Gemma Gucci Name or the Jennicor Marks or to bring then into disrepute, or that might diminish or affect adversely Jennicor's reputation or goodwill or that of Gemma Gucci in the Territory or elsewhere.

         (b) The Licensee shall take all reasonable steps to protect the Jennicor Marks. To that end, the Licensee shall not question the validity of the Jennicor Marks, shall not either during or after the term of this Agreement do anything that may impair the rights of Jennicor in the Jennicor Marks, shall give prompt notice in writing to Jennicor of any infringement or possible infringement of the Jennicor Marks which may come to its attention: shall not at any time claim any right, title or interest in or to the Jennicor Marks other than the right to use the same under all. the terms and conditions hereof; shall assign to Jennicor any right it may acquire through use or otherwise in or to the Jennicor Marks; and, upon the expiration or termination of this Agreement for any reason, shall cease to use and shall not thereafter use the Jennicor marks or any designs approved hereunder for use in connection therewith, for any purpose whatsoever other than to sell off the remaining stock of the Products in accordance with Section 11 (f) below.

         (c) The Licensee shall give Jennicor prompt notice of any claim for infringement made by third parties which may come to the Licensee's attention.

7. Confidentiality.

         Both during the term and after the termination of this Agreement, the Licensee shall refrain from disclosing to any person, firm or corporation, any non-public designs, patterns, specifications, know-how, technical knowledge, business plans, or any other information pertaining to any aspect of Jennicor's business, products and plans which may come to the Licensee's attention as a result of the performance of the Agreement or otherwise, except for any disclosure compelled by law, in which event the Licensee shall give notice to Jennicor of the disclosure to be made. The Licensee shall make every reasonable effort to prevent all of its employees who may receive or have access to such confidential information from disclosing such information.

8. Records and Reports.

         (a) The Licensee shall keep and maintain complete and accurate books and records relating to the manufacture and sale of Products


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hereunder. The Licensee shall preserve and keep available all such books and records for at lease three years after the year to which they relate.

         (b) The Licensee shall, within thirty days after the period commencing on the date hereof and ending September 30, 1996, and within thirty days after the end of each calendar quarter thereafter, render to Jennicor, in a form reasonably acceptable to Jennicor, a written statement for each period, signed by a duly authorized officer of the Licensee, setting forth separately for each month during such period the numbers and types of Products manufactured and sold hereunder, the net price at which each article was sold, the Net Sales during such calendar quarter, and the Royalty due to Jennicor pursuant to Section 9 below.

         (c) Within thirty days after the end of each calendar year during the term and any renewal hereof, the Licensee shall deliver to Jennicor a statement in a form approved by Jennicor and certified by the Licensee's independent public accounts, showing the quantity and total net price of Products sold by the Licensee under the Jennifer Gucci - Name and the Jennicor Marks during the year just ended, the amount of royalties payable to Jennicor for such year, the total sales of goods sold hereunder during such year at a discount because of defects or imperfections, and the Licensee's total revenues for such year from all. sources.

         (d) Jennicor, by its duly appointed representatives, shall have the right, during the term of this Agreement and for three years thereafter, at reasonable intervals and upon reasonable notice to inspect the books and records of the Licensee relating to the Licensee's business hereunder and to take excerpts therefrom.

         (e) If, as a result of any examination of the Licensee's books and records, it appears that the Licensee's royalty payments were less than the amount which should have been paid, the Licensee shall promptly pay the amount of discrepancy or shortage, which shall bear interest from the date such royalty payments were sue at the rate of 1% per month, and if the amount of such discrepancy or shortage shall be greater then 3% of the Royalty payable for the period in question, the amount of discrepancy or shortage sha17L bear interest at the rat of 1.5$ per month and the Licensee shall be subject to arbitration pursuant to Section 22 hereof and if the Licensee prevails, it shall be entitled to out-of-pocket costs.

9. Royalties.

         (a) The Licensee sha11L pay to Jennicor a royalty in an amount equal to six% of Net Sales (as hereinafter defined) of all Products sold hereunder (the "Royalty").

         (b) The term "Net Sales" shall mean the gross sales price for all sales, shipments, or transfers of the Products manufactured and sold hereunder by or for the Licensee or any affiliated or related company (exclusive of sales tax and/or separately stated shipping, freight or transportation charges) less actual customary trade discounts (except cash discount) and returns in the normal course of trade. No other


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deduction shall be made by the Licensee. Sales shall be deemed to have been made when invoice by the Licensee or when the Products sold have been shipped to the purchaser, whichever shall first occur. Sales or transfer to other than bona fide market price paid by bona fide third party purchasers.

         (c) The Licensee shall pay to Jennicor a minimum royalty of $25,000 (the "Minimum Roya7Lty"), which will be payable as follows: $10,000 on October 1st 1997, $10,000 on November 1st and $5,000 on December 1st. The minimum Royalty will be payable regardless of the actual level of sales and will not be refundable to the Licensee.

         (d) The Licensee sha171 pay royalties to Jennicor within thirty days after the end of each calendar quarter with respect to Net Sales during such calendar quarter- All Royalty payments shall be in the full amount of such Royalty or in the amount of the Minimum Royalty then due, whichever is greater, and shall be made at the address of Jennicor indicted above or at such other place as Jennicor may specify. amounts paid in excess of the Minimum Royalties due in any calendar quarter will not be carried over to the next quarter as a credit against Minimum Royalties. Nothing herein will limit the Licensee's obligation to submit reports as set forth in Section 8 above.

         (e) Except as set forth in Section 8 (e) above, any payment to be made by the Licensee pursuant to the Agreement which is not received by Jennicor by the time such payment is due shall bear interest at the rate of 1.5$ per month from and including the next business day after the due date to and including the date on which such payment is received by Jennicor.

10. Term.

         (a) This Agreement will be effective on the date hereof and will continue in effort for a term of three years, unless terminated earlier a provided in Section 11 below.

         (b) Upon the request of either party made hereto not later than six months prior to the expiration date, representatives of the parties hereto shall meet with one another in order to discuss and evaluate in good faith a possible renewal; provided however that nothing herein contained will be deemed to create or imply a duty upon wither party hereto to renew this Agreement and that neither party will be entitled to damages against the other for failure of such other party to renew the Agreement.

11. Termination.

         (a) Either party may terminate this Agreement upon notice to the other party with immediate effect in the event that the other party commits a material breach of this Agreement and fails to cure such breach within sixty days after receipt of notice thereof the non-breaching party.

(b) Jennicor may terminate this Agreement upon notice to the


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Licensee with immediate effect if: (i) the Licensee fails to make any payment due hereunder within ten days after it is due; (ii) the Licensee commits any breach of this Agreement that is not capable of cure; (iii) the Licensee shall not have lines of shoes under the Gemma Gucci Name on or before November 30, 1997, if the Licensee shall not have begun such commercial sale on or before such date; (iv) the Licensee becomes insolvent or a petition in bankruptcy or reorganization is filed by or against it or any insolvency proceedings are instituted by or against it any such petition or proceeding is not discharged within thirty days after the filing or institution thereof, or if the Licensee makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law; or (v) the Licensee sublicenses or assigns this Agreement or delegates or subcontracts its duties hereunder in whole or in part in any manner not permitted under Section 14 hereof.

         (c) On the expiration of this Agreement or its termination for any reason; (i) all rights granted hereunder to the Licensee shall immediately terminate; (ii) the Licensee shall pay to Jennicor all Royalties with respect to sales up to the date the expiration or the effective date of termination; (iii) except as provided in Section 11 (f) below, the Licensee shall discontinue all use of the Jennifer Gucci Name and the Jennicor Marks in any way in relation to any goods or any business whatsoever.

         (d) The expiration of this Agreement or its termination for any reason will not release the: Licensee from any liability which at the time of expiration or termination shall already have accrued which may accrue in respect of any act or omission prior to such expiration or termination.

         (e) Neither party shall be entitled, based on the expiration of this Agreement or its termination for any reason, to any compensation, damages or payment for goodwill, notwithstanding any applicable law to the contrary.

         (f) The Licensee sha11 be free to sell off its stock of the Products in the Territory within 12 months after the expiration or termination hereof. The Licensee shall pay Royalties and make reports to Jennicor with respect to all sales made after the expiration or termination of this Agreement as if this Agreement had not expired or been terminated.

12. Indemnification.

         (a) Licensee will indemnify and hold Jennicor and its owners, affiliates, officers, directors, employees, agents and affiliates, harmless from any liability, costs, expenses, or claims of infringement or other losses or damages caused as a result of the following: (i) Licensee's use of the name Jennifer Gucci or the Jennicor Marks; or (ii) Licensee's use of designs permitted under this Agreement or otherwise; (iii) Licensee's failure to comply in any respect with the Licensee's obligations under this Agreement, including but not limited to its obligations under Section 3 above; (iv) Licensee's failure to comply with any laws, rules or regulations; (v) Licensee's incurring of any obligation binding upon Jennicor without the written approval of


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Jennicor; or (vi) caused directly or indirectly by reason of the manufacture or sale by the Licensee of any Product which is not of merchantable quality, or is defective in any respect or is or may be injurious to the health or safety of any person for any reasonably foreseeable purpose, regardless of whether Jennicor had inspected the non-merchantable or defective Product prior to its sale Jennicor shall have the right to retain a law firm of Jennicor's selection to defend Jennicor and/or the Licensee in any action or proceeding described in this Section 12(b).

         (e) Each party will give the other notice of any claim which may require indemnification hereunder promptly after such party learns of such claim.

13. Assignment,

         (a) The Licensee will not have the right to grant any sublicenses of the license granted hereunder, except such sublicenses as may be approved by Jennicor in writing, which approval Jennicor may withhold in its discretion.

         (b) This Agreement is personal to the Licensee and may not be assigned or the duties hereunder delegated or subcontracted in whole or in part without the prior written consent of Jennicor, which consent Jennicor may withhold in its discretion.

         (c) Notwithstanding for foregoing, the Licensee may assign this Agreement to, or enter into a or sublicense with, a principal stockholder or principal officer of the Licensee or an entity controlled by any of them or the Licensee provided that such person or entity agrees in writing to be bound by the terms and conditions of this Agreement; provided, however hat any such assignment shall not relieve the Licensee of any liability hereunder. Any assignment not in conformity with this Paragraph 13, whether voluntary or by operation of law, shall be void and of no force or effect and upon any such attempted assignment, Jennicor shall have the right to immediately terminate this Agreement.

14. Miscellaneous.

         (a) All notices, requests, approvals, consents and other communications required or permitted by this Agreement shall be in writing and shall be delivered by hand, overnight mail, or registered or certified mail with return receipt requested, to the parties at their respective addresses set forth above, or such other address as the parties may from time designate in writing with respect to their own address.

         (b) No delay or omission or failure to exercise any right or remedy provided for herein shall be deemed to be a waiver thereof or acquiescence in the event giving rise to such right or remedy, but every such right and remedy may be exercised from time to time and so often as may be deemed expedient by the party exercising such right or remedy.

         (c) The relationship :between Jennicor and the Licensee created by this Agreement is that of a licensor and licensee. The Licensee shall


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have no power or authority, .and shall not hold itself out as having such power or authority, to make .any commitment or enter into any contract or agreement obligating or purporting to obligate Jennicor.

         (d) The Licensee sha11 comply with all applicable laws, rules and regulations in the performance of its obligations hereunder.

         (e) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         (f) The invalidity or unenforceability of any provision of this Agreement shall not effect the other provisions or parts hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision or parts thereof were omitted.

         (g) This Agreement constitutes the entire understanding between the parties relating to the; subject matter hereof and supersedes all prior oral or written agreements with respect to the subject matter hereof. This Agreement may not be changed or amended except by an agreement in writing, signed by the parties hereto, in which specific reference is made to this Agreement.

         (h) This Agreement shall be governed by and construed in accordance with the laws of the state of New York.

         (i) Any dispute arising under or in connection with this Agreement and any claim relating to its validity, construction, effect, performance, termination or breach that the parties cannot settle amicably shall be resolved exclusively by arbitration before one neutral arbitrator (selected from a panel of persons who are attorneys) in White Plains and administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The parties hereby irrevocably consent to the non-exclusive jurisdiction of the federal and state courts located in Westchester County, New York, in any action
(i) to compel arbitration, (ii) to enforce the award of the arbitrator or (iii) prior to the appointment and confirmation of the arbitrator, for temporary, interim or provisional equitable remedies, and hereby waive, to the full extent permitted by law, defenses based on jurisdiction, venue and forum non conveniens. The parties further consent to service of process in any such action by registered mail, return receipt requested, or by any other means provided by law.

IN WITNESS WHEREOF, the parties have signed this Agreement on the dates set forth below, with effect as of the date first above written.


JENNICOR, LLC                                     GEMMA GLOBAL, INC.


/s/ Jennifer Puddefoot Gucci                      /s/ Edward E. Litwak
-----------------------------                     -----------------------------
Jennifer Puddefoot Gucci                          Ed Litwak
President


Date March 15, 1997                               Date March 15, 1997
     -------------------                               -------------------


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